EXHIBIT 99.3

ANDRESMIN COMPLETES FIRST PHASE WINICOCHA DRILLING
PROGRAM

LIMA, PERU – August XX, 2005 – Andresmin Gold Corporation (“Andresmin” or the “Company”) (OTCBB:ADGD) is pleased to announce it has completed its drilling campaign on the Winicocha Project in Peru.  The drilling program was extended from a planned 3000 metres to 3640 metres completed over 11 drillholes.  The extension of the drilling program in terms of drilling depth and number of drillholes was based on favourable porphyry and skarn style geology being encountered in all drillholes.  The drilling program tested a strike length of 2.5 km on the eastern side of the project area.  Drillhole depths ranged from 207 metres to 435 metres.

Drillcore recovery was excellent and a credit to the quality control procedures executed by both the on-site geologists and the drilling contractor Bradley-MDH.  Drillcore has been cut by diamond saw, sampled on-site and sent to ALS-Chemex for analysis.  The analysis of sample results and geological compilation of the drilling program is expected to be complete in approximately five weeks.

Geological logging indicates that copper mineralization is present in the form of finely disseminated chalcopyrite associated with a large altered diorite intrusive stock with quartz monzonite to monzodiorite dykes.  There are multiple sills of porphyritic diorite intruding limestone skarn forming enriched alteration zones at depth.

The Winicocha drilling program was designed to test the authenticity of geophysical anomalies defined during the 2004 and 2005 geophysics programs and test the extension of surface geochemical anomalies.

About Andresmin Gold Corporation

Andresmin is committed to building shareholder value through the acquisition, exploration, and development of high quality mineral projects in the prime Central Andes region of South America, which annually produces 42% of the world’s copper (over $18 billion each year). The Company has an impressive property portfolio with ten projects of merit encompassing 16,400 hectares of strategically located and highly prospective ground. The Winicocha copper-gold project in southern Peru is Andresmin’s flagship project. Exploration is ongoing on all projects. Andresmin trades under the symbol ADGD on the NASDAQ over-the-counter bulletin board.

For further information please contact:
Eugene Toffolo
Toll (888) 689-1620
investor@andresmin.com
www.andresmin.com